Exhibit 99.1

Tyson Foods, Inc. sponsors trial of Sense Natural Products, Inc’s. xMeal (OTC:SNSGF)
Sense Natural Products, Inc., a wholly owned subsidiary of Sense Technologies, Inc. (OTC:SNSGF), is entering trials at the University of Arkansas.
Sense Technologies, Inc. (OTC:SNSGF) GRAND ISLAND, NE (May 30, 2017) –Sense Natural Products, Inc., a wholly owned subsidiary of Sense Technologies, Inc. (www.SenseNaturalProducts.com) which operates a unique all-natural soybean crush mill in Scribner, Nebraska, is entering Tyson Foods, Inc.- sponsored trials to determine the ileal amino acid digestibility of it’s unique soybean meal known as xMeal. Once these trials are complete, it will move into production trials to determine how much additional performance can be achieved with xMeal versus standard solvent soybean meal (SBM).
xMeal has performed exceptionally well in real world trials and empirical studies, and it has achieved significant results for it’s growers. Both poultry and swine growers have reduced the need for antibiotics, reduced death loss, improved feed efficiency, and improved average daily gain. xMeal has provided higher energy content per delivered pound, and is delivering a concentrated product that has around half of the moisture content (waste) of similar products. These ongoing trials have demonstrated significant health benefits, which have resulted in increased profitability for the growers that use xMeal.
Sense Natural Products also produces a premium soybean oil. This is a proprietary process that creates a 99.5% pure unrefined raw degummed soybean oil. Because the oil is never refined, the health properties that remain in the oil have shown significant benefits, including reduced death loss and greater feed conversion, all the while saving the grower delivery costs and reducing waste. The caloric density associated with its purity meets or exceeds that of refined oils, but contains many more heat-sensitive nutrients than usually found in refined oils.
With these developments in Sense Natural Products, Inc., management now anticipates a projected increase in the gross revenue of SNSGF by over twenty million dollars per year in the first year. This fast-growing company is poised to lead the way to a sustainable high-protein, high-energy, ultra-high-nutrition soybean meal for both animal and human nutrition while helping reduce…or even eliminate…the need for antibiotics in animal feed.
Swine and Poultry growers interested in performing trials of xMeal or xOil should contact the plant at (402) 664-2400
About Sense Technologies, Inc.
SNSGF is a fully-reporting entity.
Sense Technologies, Inc. http://SenseTech.com develops and markets backing awareness products for safety and acquired the assets and intellectual property of Scribner Natural Products in September of 2016. The facility reopened and commenced operation as Sense Natural Products, Inc. in September of 2016 and more information can be found at: www.SenseNaturalProducts.com
About Sense Natural Products
Sense Natural Products is an industrial food and feed products company in Scribner Nebraska, where it operates a proprietary all natural extruded and expeller pressed soybean crushing mill. Learn more about the history of Scribner Natural Products and the current management team of Richard Bell and David Dennis from an interview with Michael Yorba segment 1 here: https://www.youtube.com/watch?v=u3d6GH7RIAU and, segment 2 here: https://www.youtube.com/watch?v=UgRE_ykvGo4

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 “We are on a fast track because it is in our shareholders’ interest to commence the profit potential just as soon as we can” said Bruce Schreiner, Sense Technologies, Inc.’s President. http://finance.yahoo.com/news/sense-technologies-inc-provides-further-130100187.html
Forward Looking-Statement
This press release consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. In particular, there is no assurance that the parties will reach a definitive agreement for the proposed transaction or that the transaction will be completed. Additionally, no assurance can be provided that the terms of any transaction will be similar to those contemplated by the Letter of Intent. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events, or otherwise.
Contact Sense Technologies, Inc.
Website: http://www.sensetech.com/
 Email: info@sensetech.com